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                                                                   Exhibit 10.18
Freeman Spogli & Co.

August 17, 2001

Mr. Charles A French
6400 8. Fiddler's Green Circle, Suite 150
Englewood, CO 80111

Dear Chuck:

     On behalf of Hudson Respiratory Care, Inc., I am pleased to offer you the position of President and Chief Executive Officer. I look forward to both a mutually productive and enjoyable relationship. As reviewed, here are the details of the offer we are extending to you:

     [_] You are joining Hudson Respiratory Care, Inc. as President and Chief Executive Officer and will serve as a Director on the Company's Board.

     [_] Your base salary will be $16,666.67 per month ($200,000,00 annualized).

     [_] Hudson Respiratory Care, Inc. will reimburse you for all reasonable business expenses including a $4,500 per month housing allowance.

     What is presented in this letter is only a summary. If anything here is inconsistent with any federal, state, or local laws, Hudson Respiratory Care, Inc. will comply with its obligations under such laws.

     It is of course understood, however, that you are an employee-at-will and that neither you nor Hudson Respiratory Care, Inc. is obligated to continue in our employment relationship if either of us does not wish to do so.

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     Kindly indicate your acknowledgement and acceptance of the terms of this letter by signing the enclosed copy in the space provided. Please keep one copy for your records and return the signed copy to this office,

Sincerely yours,
FREEMAN SPOGLI & CO LLC

/s/ Charles P. Rullman
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Charles P. Rullman
Vice President

/s/ Charles A. French                                     8/17/01
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Charles A. French                                         Date

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